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                                  [LETTERHEAD]
                     [STIBBE SIMONT MONAHAN DUHOT & GIROUX]


                                                                     Exhibit 5.1

Business Objects S.A.
European Headquarters
1 Square Chaptal
92309 Levallois-Perret
France

                                    July 29, 1999

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 15,000 ordinary shares (the "Shares"), nominal value one French franc per ordinary share, of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French Counsel, have examined copies of the following documents:

     i. a certified copy of the text of the seventeenth resolution of the meeting of the shareholders of the Company held on May 4, 1999, (a) deciding inter alia the issue of 15,000 warrants, each warrant entitling to the subscription of 1 share of FF. 1 nominal value at a price of FF. 149.31 per share including the issue premium, corresponding to the closing price of one American Depositary Share of the Company on NASDAQ on May 3, 1999, converted into French Francs in accordance with the provisions of the said seventeenth resolution, and the reservation of the granting of said warrants without payment to the benefit of Mr. Vincent Worms, (b) authorizing the increase in share capital by an amount of FF. 15,000 to be fully paid up upon subscription, either in cash or by compensation, corresponding to the issuance of 15,000 new shares of FF. 1 nominal value each, to which the exercise of the warrants entitles, and, accordingly, canceling the preferential subscription right to the 15,000 new shares to be issued upon exercise of the warrants and (c) approving the special advantages granted to the holder consisting in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price of FF. 149.31 per share;
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    ii.  a certified copy of the results of the vote at such meeting for the seventeenth resolution established by Banque Paribas;

    iii. the special statutory auditor's report ("rapport du commissaire aux avantages particuliers");

    iv. an "attestation d'inscription en compte" for the warrants held by Mr. Vincent Worms established by Banque Paribas;

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

    In the context of such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

    Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued pursuant to the exercise of the warrants, to the extent they are:

    - issued in compliance with the provisions of the corresponding resolution of the meeting of the shareholders of the Company held on May 4, 1999, the Statuts and the then applicable law, and

    - fully paid up in accordance with the provisions of the corresponding resolution of the meeting of the shareholders of the Company held on May 4, 1999, the Statuts and the then applicable law,

will be validly issued and fully paid up.

    The foregoing opinion is limited to the laws of the Republic of France, and we are expressing no opinion as to the effect of the laws under any other jurisdiction.

    We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

    Very truly yours,


    /s/ Olivier Edwards                   /s/Jean-Marc Franceschi
    Olivier Edwards                       Jean-Marc Franceschi

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